Exhibit 4.5

Amendment to
Patheon N.V. 2016 Omnibus Incentive Plan

This amendment (the “Amendment”) to the Patheon N.V. 2016 Omnibus Incentive Plan (the “Plan”) hereby amends the Plan as follows:

1.                The first sentence of Subsection (a) of Section 4 of the Plan is hereby deleted and replaced with the following:

“The maximum number of Common Shares to be issued or, to the extent Common Shares held by the Company are used, to be transferred by the Company, for the purpose of the Plan shall be equal to 20,226,935 Common Shares (subject to adjustment as provided by Section 5).”

2.                Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

3.                This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

IN WITNESS WHEREOF, Patheon N.V. has executed this Amendment as of this 7th day of March, 2017.

Patheon N.V.

By:	/s/ Eric Sherbet
	Name:	Eric Sherbet
	Title:	General Counsel